Exhibit 10.15

WAG LABS, INC.

2020 MANAGEMENT CARVE-OUT BONUS PLAN

This 2020 Management Carve-Out Bonus Plan (the “Plan”) is established by Wag Labs, Inc., a Delaware corporation (the “Company”), effective as of the Effective Date.

1.	PURPOSE

The purpose of the Plan is to induce Participants to remain with the Company, enhance the Company’s value, and augment the incentives provided by existing equity ownership and stock option grants by awarding Participants cash bonus payments in the event a Change of Control Transaction is consummated.  Subject to the terms and conditions set forth herein, the Plan is meant to supplement and work in conjunction with, and not to replace, the Company’s other incentive programs, such as its option plans, severance arrangements and other benefits plans, in order to achieve the foregoing purpose.  The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and shall be construed and administered in accordance with such intention.

2.	DEFINITIONS

2.1 “Advisor” has the meaning assigned to such term in Section 8(c).

2.2 “Aggregate Transaction Proceeds” means an amount equal to the Initial Consideration plus the Contingent Consideration.

2.3 “Award” means a written award of a Percentage Interest made to a Participant under the Plan.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause” means, except as otherwise provided in a Participant’s employment offer letter or agreement with the Company, (a) the Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) the Participant’s material breach of any agreement between the Participant and the Company, (c) the Participant’s material failure to comply with the Company’s written policies or rules, (d) the Participant’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (e) the Participant’s gross negligence or willful misconduct, (f) the Participant’s continuing failure to perform assigned duties after receiving written notification of the failure from the Board, or (g) the Participant’s failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested the Participant’s cooperation.

2.6 “Change of Control Bonus” with respect to a Participant will be an amount equal to the product of (i) a Participant’s Vested Percentage Interest multiplied by (ii) the Total Bonus Pool; provided, however, that such product will be reduced by a Participant’s Individual Transaction Proceeds.  Any reduction in a Participant’s Change of Control Bonus will be paid to the Company’s stockholders in accordance with the Company’s Sixth Amended and Restated Certificate of Incorporation in respect of their equity interests in the Company and not to the other Participants in respect of their Percentage Interest under the Plan.

2.7 “Change of Control Transaction” means a Company Transaction that also constitutes a change in the ownership of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treasury Regulation Sections 1.409A-3(i)(5)(v) and 1.409A-3(i)(5)(vii), as the case may be.  Where a series of transactions undertaken with a common purpose is deemed to be a Change of Control, the effective time and effective date of such Change of Control shall be the time and date on which the last of such transactions is consummated.

2.8 “Closing” means the closing of a Change of Control Transaction.

2.9 “Code” means the U.S. Internal Revenue Code of 1986, as amended.

2.10 “Company Transaction” means the first of the following transactions to occur: (a) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger, or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly-owned subsidiary, its parent) immediately after such consolidation, merger, or reorganization; (b) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the voting rights attached to the Company’s securities is transferred, or (c) a sale, lease, exclusive irrevocable license to the Company’ s material technology or other disposition of all or substantially all of the assets of the business of the Company; provided that a Company Transaction will not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.  For avoidance of doubt, a liquidation, dissolution, winding up, bankruptcy, or similar transaction of the Company will not constitute a Company Transaction; provided, however, that in the event, as part of such transaction, all or substantially all of the assets of the business of the Company are sold to third parties or a third party in one or a series of related transactions, then the consideration received from such related sale(s) shall be treated as received in a Company Transaction, will be treated as Aggregate Transaction Proceeds and will subject to the terms of the Plan.

2.11 “Conditions” has the meaning assigned to such term in Section 5.1(b).

2.12 “Contingent Consideration” means the sum of any cash and the fair market value of any securities or other property (after the payment of any incremental transaction fees and expenses or other purchase price adjustments, including, without limitation, payments to investment bankers and attorneys, but excluding, for the avoidance of doubt, any amounts payable under the Plan) that are actually received by the Company (and legally available for payment or distribution to the Company’s stockholders) or the Company’s stockholders in respect of equity securities of the Company in connection with a Company Transaction after closing (above and beyond the Initial Consideration), the receipt of which is contingent upon the passage of time or the occurrence or non-occurrence of some future event(s) or circumstance(s), including, without limitation, amounts of consideration paid at a subsequent closing, and amounts of consideration subject to an escrow, a purchase price adjustment, an earn-out or indemnity claims.

2.13 “Effective Date” means January 1, 2020.

2.14 “Employee” means any individual who is a common-law employee of the Company or a Subsidiary.

2.15 “Excess Amount” has the meaning assigned to such term under Section 8(a).

2.16 “Expiration Date” means January 1, 2030.

2.17 “Individual Transaction Proceeds" means the aggregate value of any consideration that a Participant receives in connection with a Company Transaction in respect of his or her equity in the Company (including common stock, restricted stock units, stock options or similar incentive equity).

2.18 “Initial Consideration” means the sum of any cash and the fair market value of any securities or other property actually received by the Company or the Company’s stockholders in respect of equity securities of the Company upon the closing of the Company Transaction, (a) excluding from the calculation of Initial Consideration all cash and cash equivalents held by the Company on the Company’s current balance sheet (including cash and payments received by such the Company but not yet deposited and net of any payments made by the Company but not yet cleared), and (b) adjusting the Initial Consideration upwards or downwards, as applicable, after taking into account all purchase price adjustments contemplated in the definitive agreement for working capital, indebtedness, transaction fees and expenses (including, without limitation, payments to investment bankers and attorneys but excluding, for the avoidance of doubt, any amounts payable under the Plan), and otherwise, that would be, but for the existence of the Plan, legally available for payment or distribution to the Company’s stockholders at the closing of the Company Transaction.  Initial Consideration does not include any Contingent Consideration.

2.19 “Participant” will mean an Employee who has been selected to participate in the Plan and has signed and returned a Participation Agreement to the Company. For avoidance of doubt, if an Employee refuses to sign a Participation Agreement, the Employee will not be a Participant under the Plan and will not be eligible to receive a Change of Control Bonus.

2.20 “Participation Agreement” will mean an agreement between a Participant and the Company in substantially the form attached as EXHIBIT A hereto.

2.21 “Payment” and “Payments” have the meanings assigned to such terms under Section 8(a).

2.22 “Plan Administrator” will, prior to the Closing, mean the Board (or a committee of the Board to whom authority has been delegated).  In the event the Board delegates its authority under the Plan to a committee, the Chief Executive Officer of the Company shall serve as a member of such committee.  Upon and after the Closing, the Representative will serve as the Plan Administrator.

2.23 “Percentage Interest” shall mean with respect to a Participant the percentage specified in such Participant's Participation Agreement.

2.24 “Representative” will mean one or more members of the Board or persons designated by the Board prior to or in connection with a Change of Control Transaction or, if no such person is designated, shall mean the Board (or a committee of the Board to whom authority has been delegated).

2.25 “Section 280G” has the meaning assigned to such term in Section 8(a).

2.26 “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

2.27 “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the Effective Date shall be considered a Subsidiary commencing as of such date.

2.28 “Termination Event” has the meaning assigned to such term in Section 14.

2.29 “Termination of Service” means the termination or expiration of a Participant’s employment or other service relationship with the Company or a Subsidiary, as applicable, for any reason, whether voluntary or involuntary.  Any question as to whether and when there has been a Termination of Service will be determined by the Plan Administrator.

2.30 “Termination Without Cause” means a Separation as a result of a Termination of Service without Cause, provided the Participant is willing and able to continue performing services within the meaning of Treasury Regulation Section 1.409A-1(n)(1).

2.31 “Total Bonus Pool” means an amount equal to 15% of the Aggregate Transaction Proceeds; provided that the Total Bonus Pool will be subject to reduction pursuant to Section 17 below.  To the extent that the Change of Control Transaction involves one or more payments of Contingent Consideration, such Contingent Consideration shall be deemed to constitute Aggregate Transaction Proceeds for purposes of determining the Total Bonus Pool only when the applicable Condition is satisfied and the Contingent Consideration is actually paid to the Company (and legally available for payment or distribution to the Company’s stockholders) or the Company’s stockholders, as applicable.

2.32 “Unvested Change of Control Bonus” has the meaning assigned to such term in Section 5.1(b).

2.33 “Vested Percentage Interest” means the vested portion of a Participant’s Percentage Interest after giving effect to the vesting schedule set forth in the Participation Agreement evidencing the applicable Award.

3.	INTERPRETATION AND ADMINISTRATION

The Plan will be interpreted and administered by the Plan Administrator, whose actions in interpreting the terms of the Plan and administration of the Plan will be final and binding on all Participants.

4.	TERMS AND CONDITIONS GENERALLY APPLICABLE TO AWARDS UNDER THE PLAN
4.1	GRANT

Subject to the terms of the Plan, the Plan Administrator may grant an Award to any Participant in such percentage, on such terms and conditions (not inconsistent with the terms and conditions explicitly set forth in the Plan) and at such times as the Plan Administrator determines, taking into account the job level, duties and responsibilities of the Participant; the Participant's past, present and potential contributions to the success of the Company and/or a Subsidiary; input and recommendations from disinterested members of the Company’s executive team and such other factors as the Plan Administrator deems appropriate.  For the avoidance of doubt, the Plan Administrator shall not have an obligation to grant 100% of the Percentage Interests under the Plan.

4.2	VESTING

Each Award will vest in accordance with the schedule set forth in the Participation Agreement evidencing the Award.  Notwithstanding any provision to the contrary in the Plan, a Participant will not earn or be entitled to any portion of the Participant’s Change of Control Bonus until the Closing occurs.

4.3	EFFECT OF TERMINATION OF SERVICE

(a)Except as otherwise expressly provided in a Participant’s Participation Agreement evidencing an Award, in the event of a Participant's Termination of Service after the Effective Date and prior to a Closing that occurs before a Termination Event, effective as of the date of such termination, the Participant will cease to be a Participant under the Plan, the Participant’s Awards (whether vested or unvested) will automatically terminate, and the Participant will no longer be eligible to receive any Change of Control Bonuses with respect to the Participant’s Awards under the Plan.

(b)In the event a Participant is required to forfeit any Awards under Section 4.3(a), an amount equal to the Change of Control Bonus that otherwise would have become payable to the Participant will be paid to the Company’s stockholders in accordance with the Company’s Sixth Amended and Restated Certificate of Incorporation in respect of their equity interests in the Company and not to the other Plan participants in respect of their Percentage Interest under the Plan.

5.	PAYMENT OF CHANGE OF CONTROL BONUS

5.1 If the conditions for earning the Change of Control Bonus set forth in the Plan and the applicable Participation Agreement are satisfied and a Closing occurs prior to a Termination Event, each Participant will be entitled to earn and be paid his or her Change of Control Bonus as follows:

(a)A Participant will be paid the Change of Control Bonus in a lump sum on or before the thirtieth (30th) day following the Closing, except as set forth in Section 5.1(b) below.

(b)To the extent the Change of Control Transaction includes one or more payments of Contingent Consideration, the portion of the Change of Control Bonus that may be earned and payable in respect of such amounts of Contingent Consideration will be subject to the same conditions (including but not limited to any escrow arrangement, indemnity obligation, or earn-out) (the “Conditions”) on payment imposed on the Company’s stockholders with respect to their rights to the Contingent Consideration to the same extent the Conditions are imposed on the Contingent Consideration (i.e., on a pro-rata basis) (such portion of the Change of Control Bonus subject to the Conditions, the “Unvested Change of Control Bonus”).  The Unvested Change of Control Bonus will be paid in a lump sum, as, if and when the Contingent Consideration is paid to the Company (and legally available for payment or distribution to the Company’s stockholders) or the Company’s stockholders, as applicable.

5.2 All Change in Control Bonuses under the Plan will be paid in the form of cash.

6.	RELEASE

As a further condition to earning a Change of Control Bonus, a Participant must execute and allow to become effective on the Closing a Confidential General Release Agreement in substantially the form attached as EXHIBIT B; provided that such form of Confidential General Release Agreement may be updated by the Company from time to time to reflect changes in applicable law.  If any Participant refuses to execute and allow the Release to become effective within the time period provided in this Section 6, then such Participant will not be eligible to earn a Change of Control Bonus and the Change of Control Bonus otherwise payable to such Participant will be forfeited by such Participant.  Any amounts forfeited under this Section 6 will be paid to the Company’s stockholders in accordance with the Company’s Sixth Amended and Restated Certificate of Incorporation in respect of their equity interests in the Company and not to the other Participants in respect of their Percentage Interest under the Plan.

7.	WITHHOLDING

Any payments made pursuant to the Plan will be subject to reduction for all applicable taxes and other withholdings in accordance with applicable law.

8.	SECTION 280G

(a)In accordance with the requirements of Section 280G(b)(5)(B) of the Code and the regulations thereunder (“Section 280G”), prior to the Closing, the Company will seek, but will not be required to obtain, approval by its stockholders of all or a portion of any payments or benefits under the Plan or otherwise (each a “Payment” and collectively the “Payments”) that may separately or in the aggregate exceed the maximum amount that may be received or retained by a Participant without causing any portion of any Payment to be treated an as “excess parachute payment” within the meaning of Section 280G(b) of the Code (without regard to Section 280G(b)(5)(B)) (the “Excess Amount”).  In the event the Company’s stockholders do not approve a Participant’s Excess Amount in accordance with Section 280G, the Participant will not have any right or entitlement to receive or retain the Excess Amount, and any such that otherwise would have become payable to the Participant under the Plan will be paid to the Company’s stockholders in accordance with the Company’s Sixth Amended and Restated Certificate of Incorporation in respect of their equity interests in the Company and not to the other Plan participants in respect of their Percentage Interest under the Plan.

(b)In the event the Company’s stockholders do not approve a Participant’s Excess Amount in accordance with Section 280G and a reduction in the Payments is required, the reduction shall occur as follows: (i) cash payments; (ii) any equity-based payments, including acceleration of stock options; and (iii) any other non-cash forms of benefits. Within any such category of payments and benefits, a reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A of the Code and then with respect to amounts that are deferred compensation.  To the extent any such payment or benefit is to be made over time (e.g., in installments), then the Payments shall be reduced in reverse chronological order.  For avoidance of doubt, the reduction methodology contemplated under this Section 8(b) will be effected in a manner that does not violate Section 409A of the Code and no Participant will have any discretion in implementing such reduction.

(c)All computations and determinations called for by this Section 8 shall be made and reported in writing to the Company and the applicable Participants by outside counsel selected by the Company (the “Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Participants.  For purposes of such calculations and determinations, the Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the applicable Participants shall furnish to the Advisor such information and documents as the Advisor may reasonably request in order to make its required calculations and determinations.  The Company shall bear all fees and expenses charged by the Advisor in connection with its services.

9.	SECTION 409A

The Company intends that the Plan and the payments and benefits provided hereunder be exempt from or comply with the requirements of Section 409A of the Code to the maximum extent possible.  To the extent Section 409A of the Code is applicable to the Plan and the payments and benefits provided hereunder, the Company intends that the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code.  Notwithstanding any provision in the Plan to the contrary, the Plan shall be interpreted, operated and administered in a manner consistent with such intentions.  For purposes of Section 409A of the Code, each payment payable pursuant to this Plan shall be treated as a separate payment.  The Plan shall be deemed to be amended, and any deferrals and distributions hereunder shall be deemed to be modified, to the extent permitted by and necessary to comply with the requirements of Section 409A of the Code and to avoid or mitigate the imposition of additional taxes under Section 409A of the Code.  Neither the Company nor any Subsidiary makes any representations or warranties to any Participant with respect to any tax, economic or legal consequences of the Plan, any Award or any Change of Control Bonuses made to any Participant hereunder.  Each Participant, by signing a Participation Agreement and accepting a Change of Control Bonus under the Plan, shall be deemed to have waived any claim against the Company, each Subsidiary and any other affiliate of the Company with respect to any such tax, economic or legal consequences (including, without limitation, any claim for taxes, interest, penalties or any other amounts arising from or imposed as a result of any failure to satisfy the requirements of Section 409A of the Code or any other legal requirements).

10.	NO GUARANTEE OF EMPLOYMENT

The Plan is intended to provide a financial incentive to Participants and is not intended to confer any rights to continued employment upon Participants whose employment will remain atwill and subject to termination by either the Company or a Subsidiary, as applicable, or a Participant at any time, with or without Cause or notice.

11.	NO EQUITY INTEREST; STATUS AS CREDITOR

Neither the Plan nor an Award hereunder creates or conveys any equity or ownership interest in the Company or any Subsidiary or any rights commonly associated with any such interest, including, but not limited to, the right to vote on any matters put before the Company’s stockholders.  A Participant’s sole right under the Plan will be as a general unsecured creditor of the Company and the acquiring or surviving corporation.  The Plan and the Participation Agreement between the Company and each Participant are contractual in nature, and in no event will any fiduciary duties be owed to any Participant by reason of such Participant receiving an Award or any Change of Control Bonus under the Plan.

12.	NO ASSIGNMENT OR TRANSFER BY PARTICIPANT

No Participant or other person will have any right to assign or transfer any rights in any Award, including any right to commute, sell, assign, transfer, pledge, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey any rights in any Award or, in advance of actual payment, the amount of any Change of Control Bonus under the Plan, except by will or under the laws of descent and distribution.  Any attempted assignment or transfer in violation of this Section 12 shall be void and of no force or effect.

13.	AMENDMENT OR TERMINATION OF THE PLAN

The Plan may be amended, discontinued, suspended or terminated by the Board at any time with respect to any or all Participants at any time; provided that any amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award granted to a Participant under the Plan shall not, without the Participant’s written consent, materially adversely affect any rights under any Award previously granted to the Participant under the Plan.

14.	TERM OF THE PLAN

The Plan and all Awards granted hereunder will immediately terminate and no amounts will be earned and payable hereunder as of and effective on the earliest to occur of: (a) the date the Board terminates the Plan in accordance with Section 13, (b) the closing of the first Change of Control Transaction to occur, provided that termination will not affect payment of any payments of Change of Control Bonuses payable with respect to the Change of Control Transaction, or (c) the Expiration Date (each of (a), (b) and (c), a “Termination Event”).

15.	CHOICE OF LAW AND FORUM

The Plan and any controversy related to the Plan will be governed by and construed in accordance with the laws of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of such state or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than such state.  By executing a Participation Agreement, the Company and the applicable Participant hereby expressly consent to the sole and exclusive jurisdiction and venue of the state and federal courts located in Mountain View, California or any claim(s) filed there by either party arising from or relating to the Plan.

16.	ASSUMPTION BY ACQUIROR

The Company’s obligations under the Plan and the Participation Agreements, including the obligations to pay the Change of Control Bonuses to Participants hereunder, will be deemed to have been appropriately satisfied if the acquiring or surviving corporation in a Change of Control Transaction assumes such obligations and pays the Change of Control Bonuses as provided hereunder.

17.	REPRESENTATION AND WARRANTY INSURANCE

The applicable members of the Company’s management team, including the Chief Executive Officer, will use reasonable best efforts to negotiate the use of comprehensive representation and warranty insurance in the Change of Control Transaction, and if representation and warranty insurance is agreed to, then any premium agreed to be borne by the Company (rather than by the acquirer) will be deducted from the Total Bonus Pool under the Plan.

18.	ARBITRATION

Any controversy relating to the Plan shall be settled by the Company and a Participant by binding arbitration according to the applicable employment dispute resolution rules of the American Arbitration Association Employment Arbitration Rules and Mediation Procedures (available free of charge at www.adr.org).  The arbitration, including any discovery thereto, shall be subject to the Federal Arbitration Act.  Such arbitration shall be presided over by a single arbitrator in Mountain View, California, pursuant to Delaware law.  Each party shall split the cost of the arbitrator’s fees, unless otherwise required by applicable law.  The arbitrator shall have the authority to award any damages authorized by law.  This agreement to arbitrate shall apply to both the Company and each Participant.  If any dispute arises or any claim is initiated in arbitration, or in court, if applicable, either by the Company or a Participant regarding any act to be performed under the Plan, the Company may, in its sole and absolute discretion, retain the Participant’s Change of Control Bonus and postpone the performance of such act, until final adjudication of the dispute between the parties claiming rights to any Change of Control Bonus.  The Company's retention of a Participant’s Change of Control Bonus under this Section 18 will be limited to disputes that, pursuant to Treasury Regulation Section 1.409A-3(g), will allow the payment to be treated as made on the payment date specified under the Plan.

19.	SEVERABILITY

If any provision of the Plan, or part thereof, is determined to be invalid, illegal or unenforceable in any respect or for any reason, or would disqualify the Plan under any law or rule deemed applicable by the Company, such provision, or part thereof, shall be construed or deemed amended to conform to applicable laws or rules, or if such provision, or part thereof, cannot be so construed or deemed amended without, in the Company's determination, materially altering the intent of the Plan, such provision, or part thereof, shall be stricken, and the remainder of the provisions of the Plan shall remain in full force and effect.

20.	ENTIRE AGREEMENT

The Plan and the executed Participation Agreements set forth all of the agreements and understandings between the Company and Participants with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participants with respect to the subject matter hereof.

EXHIBIT A

FORM OF PARTICIPATION AGREEMENT

WAG LABS, INC.

2020 MANAGEMENT CARVE-OUT BONUS PLAN

PARTICIPATION AGREEMENT

This Participation Agreement (the “Participation Agreement”) is entered into by and between Wag Labs, Inc. (the “Company”), and the undersigned ("you"), as of [Insert Date the Award is approved by the Board].  This Participation Agreement is attached to a copy of the Company’s 2020 Management Carve-Out Bonus Plan (the “Plan”). Each capitalized term not defined in this Participation Agreement will have the meaning ascribed to such term in the Plan.

You have been designated as a Participant in the Plan.  Accordingly, you may become entitled to receive a Change of Control Bonus upon a Change of Control Transaction as determined in accordance with and subject to the terms and conditions of the Plan.  For purposes of the Plan, your Percentage Interest and applicable vesting schedule will be as follows:

Percentage Interest	[Insert Percentage]%
Vesting Commencement Date	[Insert Vesting Commencement Date]
Vesting Schedule	[Insert Applicable Vesting Schedule]

You are encouraged to read the Plan in its entirety.  The final decision as to whether you have earned any payments under the Plan, and the amounts thereof, will be made by the Plan Administrator in accordance with the Plan.  Without limiting the foregoing, by signing a copy of this Participation Agreement, you expressly consent to (i) the sole and exclusive jurisdiction and venue of the state and federal courts located in Mountain View, California or any claim(s) filed there by either you or the Company arising from or relating to the Plan and (ii) the arbitration and other provisions set forth under Section 18 of the Plan and acknowledge and agree that, by doing so, you are giving up your right to a trial in a court of law with respect to any controversy arising from or relating to the Plan.

To indicate your acceptance of your designation as a Participant in the Plan and acknowledge receipt of a copy of the Plan, please sign a copy of this Participation Agreement in the space indicated below and return it to [●], [Title], on or before [Date].

Confidential

WAG LABS, INC.

By:
Name:
Title:

ACCEPTED AND ACKNOWLEDGED:

I hereby accept my designation as a Participant in the Wag Labs, Inc. 2020 Management Carve-Out Bonus Plan. I acknowledge and agree that I am entering into this Participation Agreement voluntarily, knowingly and willingly and that I have had the opportunity to consult with counsel as to all terms of conditions of this Participation Agreement.

Dated:	By:

Confidential

EXHIBIT B

FORM OF CONFIDENTIAL GENERAL RELEASE AGREEMENT

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